CONSULTING AGREEMENT

THIS AGREEMENT made as of the 16th day of July, 2007.

BETWEEN:

Northwestern Mineral Ventures Inc., a Corporation incorporated under the laws of the province Of Ontario,

(hereinafter referred to as “the Corporation”)

OF THE FIRST PART

- and -

William Thomas, of the city of Vancouver in the province of British Columbia,

(hereinafter referred to as “the Consultant”)

OF THE SECOND PART

THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained the parties hereto agree as follows:

ARTICLE ONE - GENERAL

1.01 Services

The Corporation hereby retains the Consultant to perform, and the Consultant agrees to perform the functions of Controller of the Corporation, in which connection he shall assist in all matters relating to the financial planning and reporting, operating, regulatory reporting, taxation, budgeting, developing, financing and marketing of the business of the Corporation. In due course, Mr. Thomas will assume the duties of Chief Financial Officer ( “CFO”) of the Company.

The Consulting Services are to be provided on average 40 hours per week, fifty weeks per year, to be scheduled by the Consultant in its reasonable discretion having regard to the needs of the Corporation.

1.02 Term of Agreement

The provision of the Consulting Services shall commence on the 16th day of July, 2007 and shall continue for a period of three years (‘the Term”), subject to renewal as set forth below and to earlier termination as set forth in Article 5 herein. This Agreement shall automatically renew for successive periods of one year at the end of the Term and any renewal thereof unless at least 60 days prior to the expiry of the Term or any renewal thereof either party has given notice of its intention not to renew.

ARTICLE TWO - REMUNERATION OF INDEPENDENT CONTRACTOR

2.01 Fee for Services

The Corporation shall pay to the Consultant for the services provided under this Agreement a payment equal to $500 per day plus applicable goods and services tax. These amounts shall be invoiced monthly, in arrears, based on a 52 week year.

2.02 Expenses

The Consultant shall be entitled to reimbursement for disbursements reasonably incurred by the Consultant in respect of services performed under this Agreement.

2.03 Stock Options

The Consultant shall be entitled to receive stock options to purchase an aggregate of 250,000 shares of the Corporation pursuant to the Corporation’s Stock Option Plan (the “Plan”) at an exercise price of $0.91 per share, to vest in equal stages with 25% of such stock options vesting on each of the six, twelve, eighteen, and twenty-four month anniversaries of the date hereof, exercisable until July 15, 2012, in all respects subject to the Plan.

ARTICLE THREE - COVENANTS OF THE CONSULTANT

3.01 Services

The Consultant shall perform the services hereunder to the best of his ability and in a competent and professional manner.

3.02 Licences and Permits

The Consultant shall be responsible for obtaining all necessary licences and permits and for complying with all applicable federal, provincial and municipal laws, codes and regulations in connection with the provision of services hereunder and the Consultant shall, when requested, provide the Corporation with adequate evidence of his compliance with this section.

3.03 Rules and Regulations

The Consultant shall comply with all rules and regulations of the Corporation from time to time in force which are brought to the Consultant’s notice or of which the Consultant should reasonably be aware.

3.04 Indemnity

The Consultant shall indemnify and save the Corporation harmless from and against all claims, actions, losses, expenses, costs or damages of every nature and kind whatsoever which the Corporation or its officers, employees or agents may suffer as a result of the negligence of the Consultant in the performance or non-performance of this Agreement.

3.05 Non-disclosure

The Consultant shall not (either during the term of this Agreement or at any time thereafter) disclose any information relating to the private or confidential affairs of the Corporation and shall not (either during the term of this Agreement or at any time thereafter) use for his own purposes or for any purpose other than for those of the Corporation any such confidential information which he may acquire in relation to the business.

3.06 The Consultant agrees that all manuals, documents, forms, brochures, reports, drawings, plans, proposals, visual presentations, visual productions, software and other material relating to the Corporation, whether or not prepared or resulting from any work performed by the Consultant shall be and remain the exclusive property of the Corporation. Such property of the Corporation shall not be retained, copied or delivered to or used by any other party without the specific direction or prior written consent of the Corporation, except as required in connection with the performance of the services hereunder. Upon termination of this agreement, the Consultant shall forthwith deliver to the Corporation all of such property of the Corporation that is in the Consultant’s possession or control.

3.07 No Solicitation of Employees

Consultant shall not, either during the term of engagement with the Corporation, and for a period of twelve (12) months following termination of engagement for any reason, whether voluntary or involuntary, directly or indirectly, employ or retain as an independent contractor any employee of the Corporation or its affiliates or subsidiaries or induce or solicit, or attempt to induce, any such person to leave his or her employment.

3.08 Confidentiality

All confidential information of the Corporation, its subsidiaries, and their respective suppliers and clients, whether it is developed by the Consultant during the Consultant’s engagement or by others employed or engaged by or associated with the Corporation or any of the subsidiaries, is the exclusive property of the Corporation, any of the subsidiaries or their respective suppliers or clients, and shall at all times be regarded, treated and protected as such, as provided in this Agreement. As a consequence of the acquisition of Confidential Information, the Consultant will occupy a position of trust and confidence with respect to the affairs and business of the Corporation, its Subsidiaries, and their suppliers and clients.

The Consultant shall not at any time, whether during or subsequent to the term of the Consultant’s engagement, unless specifically consented to in writing by the Corporation, either directly or indirectly use, divulge, copy, disclose or communicate to any person, firm, or corporation, in any manner whatsoever, any confidential information concerning any matters affecting or relating to the business of the Corporation, including, but not limited to, the names, buying habits, or practices of any of the Corporation’s suppliers, its marketing methods and related data, the names of any of its vendors or suppliers, costs of materials, the prices it obtains or has obtained or at which it sells or has sold its products or services, manufacturing and sales costs, lists or other written records used in the Corporation’s business, compensation paid to employees and other terms of engagement, or any other confidential information of, about, or concerning the business of the Corporation, its manner of operation, or other confidential trade secrets and affect the successful conduct of the Corporation’s business and its goodwill, and that any breach of any term of this paragraph is a material breach of this Agreement and shall constitute just cause for terminating Consultant’s engagement.

Within five days after the termination of the Consultant’s engagement for any reason, or of receipt of the Corporation’s written request, the Consultant shall promptly deliver to the Corporation all property of or belonging to or administered by the Corporation that is in the Consultant’s possession or under the Consultant’s control. The Consultant acknowledges and agrees that the obligations under this section are to remain in effect in perpetuity.

3.09 Covenants and Remedies

The Consultant acknowledges that the above covenants respecting non-solicitation and confidential information are fair and reasonable, and the Consultant further acknowledges that absent the agreement to the above covenants the Consultant would not be offered an engagement with the Corporation. It is understood that a breach of these covenants could result in unfair competition with the Corporation and could result in the Corporation suffering irreparable harm that can neither be calculated nor fully or adequately compensated by the recovery of damages alone. Accordingly, the Consultant agrees that the Corporation will be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Corporation may become entitled.

The Consultant further agrees that obligations respecting non-solicitation and confidential information are to remain in effect in accordance with each of their terms and will exist and continue in full force and effect despite any breach or repudiation, or alleged breach or repudiation, of this Agreement or the Consultant’s engagement by the Corporation.

ARTICLE FOUR -INDEPENDENT CONTRACTOR

4.01 The Consultant not an Employee

It is expressly agreed, represented and understood that the parties hereto have entered into an arms length independent contract for the rendering of the services and that the Consultant is not the employee, agent or servant of the Corporation. Further, this agreement shall not be deemed to constitute or create any partnership, joint venture, master-servant, employer-employee, principal-agent or any other relationship apart from an independent contractor and contractee relationship.

4.02 Payments made to the Consultant hereunder shall be made without deduction at source by the Corporation for the purpose of withholding income tax, unemployment insurance payments or Canada Pension Plan contributions or the like.

4.03 The Consultant warrants that he is duly registered for the purposes of the GST (Excise Tax Act).

4.04 Should the relationship between the Corporation and the Consultant be found in law to constitute an employment relationship, which conclusion is expressly denied, the Consultant agrees to indemnify the Corporation against any amounts which are found to be owing by way of employer contributions, withholdings, or termination or severance pay under any Provincial or Federal legislation relating to employment status and the Consultant agrees to hold the Corporation harmless for any and all such payments and any fines, interest or penalties arising from non-payment or failure to withhold.

ARTICLE FIVE - TERMINATION

5.01 Notwithstanding anything to the contrary herein contained, the Corporation may, at its option, terminate this agreement, at any time without notice or payment by advising the Consultant in writing, for any of the following reasons:

(a)	the negligent performance by the Consultant of any of the services;
(b)	the persistent failure of the Consultant to perform the services;
(c)	any breach by the Consultant of any of the obligations set forth in this agreement; or
(d)	a continued course of malfeasant or misfeasant actions or omissions by the Consultant in the performance of the services or any of the Consultant’s other obligations under this agreement.

5.02 Without derogating from the Corporation’s rights set forth in Section 5.01 above, and notwithstanding anything else set forth herein, either party shall have the right to terminate this agreement for any reason whatsoever at any time upon delivery of 60 days written notice to the other. In the event of such termination, this agreement shall terminate on the date set forth in such notice and the Corporation shall pay to the Corporation all unpaid fees up to the termination date. The Corporation may at its instance terminate this contract with less than 60 days notice in which case the Corporation shall pay to the Consultant the amount that would have been payable for the balance of the notice period had 60 days notice been given. Except as set forth above, the Consultant shall not be entitled on termination of this agreement to receive any additional compensation or remuneration whatsoever.

5.03 Change of Control

In the event that the Consultant has assumed the duties of CFO of the Company and that this Agreement and the Consultant’s retainer are terminated by the Company other than for just cause within 12 months after a Change of Control (as defined below), then the following provisions shall apply:

(i)

if the Company has a property interest in respect of which a Bankable Feasibility Study (as defined below) has been generated at the time of the Change of Control, the Consultant shall be entitled to a one-time payment of $260,000, which payment shall be made in one lump sum payment within 30 days after the date of termination; or

(ii)

if the Company does not at the time of the Change of Control have a property interest in respect of which a Bankable Feasibility Study has been generated, the Consultant shall be entitled to a one-time payment of $130,000, which payment shall be made in one lump sum payment within 30 days after the date of termination.

For the purpose of the foregoing, the following terms shall have the following definitions:

“Change of Control” shall be defined as (i) a situation in which any person, entity or group of persons or entities acting jointly or in concert (an “Acquirer”) acquires control (including, without limitation, the right to direct the voting) of common shares of the Company (the “Additional Shares”) which, when added to the common shares of the Company owned of record or beneficially by the Acquirer immediately prior to its acquisition of the Additional Shares, would entitle the Acquirer and or its associates and/or affiliates to cast or direct the casting of 20% or more of the votes attached to all of the outstanding voting shares of the Company; or (ii) an ownership change event or a series of ownership change events occurs wherein the shareholders of the Company immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions, direct or indirect beneficial ownership of more than 80% of the total combined voting power of the outstanding voting shares of the Company. Notwithstanding the foregoing, a Change of Control shall not include any of the foregoing events if any such event shall occur as a result of a private placement or public offering of securities of the Company which has been approved by the board of directors of the Company; and

“Bankable Feasibility Study” shall be defined as a study prepared by a recognized firm of mining engineering consultants which contains a detailed examination of the feasibility of bringing a deposit of minerals on a given property into commercial production by the establishment of a mine, reviews all outstanding issues, contains the statement of the ore reserves, reviews the nature and scale of any proposed operation, contains an estimate of the construction costs and production costs and is in the form of a bankable document (meaning a document appropriate for presentation to a bank or other financial institutions from which a party might wish to secure financing).

5.04 Provisions which Operate Following Termination

Notwithstanding any termination of this Agreement for any reason whatsoever and with or without cause, the provisions of Sections 3.04 to 3.09 and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following such termination.

ARTICLE SIX - INTERPRETATION AND ENFORCEMENT

6.01 Sections and Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

6.02 Number

In this Agreement words importing the singular number only shall include the plural and vice versa and words importing any gender shall include all genders and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

6.03 Benefit of Agreement

This Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Corporation and the successors and assigns of the Consultant respectively.

6.04 Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express implied or statutory between the parties other than as expressly set forth in this Agreement.

6.05 Amendments and Waivers

No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

6.06 Assignment

This Agreement may not be assigned by the Consultant. All or part of this Agreement may be assigned by the Corporation to any person who acquires all or part of the Corporation’s business and such assignee may enforce this Agreement as if such assignee was a party hereto.

6.07 Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

6.08 Notices

Any demand, notice or other communication (hereinafter in this Section 6.08 referred to as a “Communication”) to be made or given in connection with this Agreement shall be made or given in writing and may be made or given by personal delivery or by registered mail addressed to the recipient as follows:

To the Corporation:

543 Granville Street

Suite 1001

Vancouver, BC

V6C 1X8

Attention: Chief Executive Officer

To the Consultant:

27 Alexander Street

Apt 604

Vancouver, BC

V6A 1B2

Attention: William D. Thomas

or such other address or individual as may be designated by notice by either party to the other. Any Communication made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if made or given by registered mail, on the fifth day, other than a Saturday, Sunday or statutory holiday in Ontario, following the deposit thereof in the mail. If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of the mail, any such Communication shall not be mailed but shall be made or given by personal delivery.

6.09 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

6.10 Attornment

For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario shall have jurisdiction to entertain any action arising under this Agreement. The Corporation and the Consultant each hereby attorns to the jurisdiction of the courts of the Province of Ontario provided that nothing herein contained shall prevent the Corporation from proceeding at its election against the Consultant in the courts of any other province or country.

6.11 Copy of Agreement

The Consultant hereby acknowledges receipt of a copy of this Agreement duly signed by the Corporation.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

Northwestern Mineral Ventures Inc.

Per:
Authorized Signing Officer

Witness	William Thomas